Exhibit No. 99.2
Form 8-K
Transform Pack International, Inc.
File No. 000-31727

                                                                   PRESS RELEASE

      Transform Pack International Announces The Change of Business Plan

Monday June 2, 2003 9:00AM ET Wellington, Florida USA /PRNewswire-FirstCall/ -- Transform Pack International, Inc. (OTC Bulletin Board: TPII - News) today announced that after careful consideration by the Board of Directors and key shareholders the Company effective May 30,2003 sold Transform Pack, Inc, (TPI) to certain previous shareholders and investors of Transform Pack, Inc. In exchange the principals returned to the Company 7,000,000 common shares associated with the acquisition of TPI by TPII in January of 2000. TPI, its shareholders and investors have agreed to assume and indemnify the Company for approximately $1,700,000 (Canadian) of TPI liabilities consisting of all operational debts of TPI, bank loans and shareholder loans. TPII will retain approximately $100,000 (Canadian) that is subject to verification and adjustments, associated with the cost and operation of the public company. Further details will be released in a forthcoming Form 8-K to be filed with the Securities and Exchange Commission.

The Company is searching for new officers, Board of Directors members, and Advisory Board Members, and will continue to explore business opportunities, including capital availability, growth and acquisition of complementary business.

Quantum HIPAA Consulting Group, Inc. is in the business of advising the health care industry on the implementation of regulations created to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Quantum provides consultations, evaluations, surveys and compliance services to physicians and other ancillary health care providers, with consultants available nationwide. Currently there are over 1 million US businesses that have to comply


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with  regulations  that  control  privacy,  uniform  transaction  standards  and security of electronic and paper records in the United States and its territories. Industry experts estimate the cost of compliance with HIPAA will range from $8 (US) billion to $40 (US) billion. The common shares of Transform Pack International, Inc. trade on the NASD OTC Bulletin Board under the symbol of TPII.

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Certain  statements  contained  in this  news  release,  which  are not based on historical facts, are  forward-looking  statements as the term is defined in the
Private   Securities   Litigation  Reform  Act  of  1995,  and  are  subject  to
uncertainties and risks in part detailed in the company's Securities and Exchange Commission 10-KSB, 10-QSB, and 8-K filings, that may cause actual
results  to  materially  differ  from  projections.   Although   Transform  Pack
International, Inc, believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no
assurance   that  actual   results  will  not  differ   materially   from  their
expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company's ability to execute properly its new business model, raise additional capital to implement its business model, and achieve positive cash flow. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.

Source: Transform Pack International, Inc.


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